Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Amy Hytowitz, 949-250-4009
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FOURTH QUARTER RESULTS
IRVINE, Calif., Feb. 6, 2024 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter ended December 31, 2023.
Highlights and Outlook
•Q4 sales grew 14 percent to $1.53 billion; constant currency1 sales grew 13 percent
•Q4 TAVR sales grew 13 percent; constant currency sales grew 12 percent
•Q4 EPS of $0.61; adjusted1 EPS of $0.64
•2023 sales of $6.0 billion grew 12 percent; EPS of $2.30; adjusted EPS of $2.51
•Completed enrollment early in PROGRESS pivotal trial, studying moderate AS patients
•Received early FDA approval for EVOQUE; ongoing European launch of EVOQUE
•Executed $400 million accelerated share repurchase in Q4; $867 million repurchased in 2023
•Confident in 2024 guidance of 8 to 10 percent constant currency sales growth

“In 2023, our team made significant progress advancing transformational therapies for patients while delivering strong financial performance. Full year sales increased 12 percent, including impressive growth across each of our four product groups,” said Bernard Zovighian, Edwards’ CEO. “We exited the year with strong momentum driven by our broad portfolio of innovative therapies. In 2024, we anticipate launching multiple breakthrough technologies globally and advancing important clinical trials as we embark on a new era of structural heart innovation. These breakthroughs, along with significant unmet patient needs, give us confidence in our ability to accelerate growth in 2025 and beyond.”

2023 Full Year Results
Sales for the year ended December 31, 2023, were $6.0 billion, a year-over-year increase of 12 percent on both a reported and constant currency basis. Diluted earnings per share for 2023 were $2.30, while adjusted earnings per share were $2.51.

Transcatheter Aortic Valve Replacement (TAVR)
For the quarter, the company reported global TAVR sales of $979 million, an increase of 13 percent versus the prior year, or 12 percent on a constant currency basis. Performance was driven by double-digit constant currency growth in the U.S., Europe and Japan. The company’s competitive position was stable globally and local selling prices were also stable.
In the U.S., the company remains pleased with the continued expansion and adoption of the SAPIEN 3 Ultra RESILIA platform. This technology builds on Edwards' leadership in tissue technology and durability by combining advancements in tissue science with the industry leading SAPIEN 3 Ultra valve to offer the only dry storage transcatheter heart valve for U.S. patients today. The company remains confident that the future of TAVR remains strong driven by an increased focus on patient activation, a platform that delivers lifetime management for aortic stenosis patients, advances in new technologies such as RESILIA tissue, as well as indication expansion and increased global adoption.
Looking ahead, the company is pleased with the recently announced CE Mark approval for the SAPIEN 3 Ultra RESILIA platform and plans a disciplined launch in Europe. Long-term, the company continues to anticipate excellent opportunities for growth, as international adoption of TAVR therapy remains quite low.

Transcatheter Mitral and Tricuspid Therapies (TMTT)
In the fourth quarter, Edwards remained focused on its key value drivers to unlock the significant long-term opportunity for patients: a portfolio of differentiated therapies; positive clinical trial results to support approvals and adoption; and favorable real-world clinical outcomes.
Based on the deep learnings Edwards has achieved from its clinical trial and real-world experiences, the company has carefully constructed a strategic portfolio of leading transcatheter technologies to provide both repair and replacement solutions for treating mitral and tricuspid patients. Most recently, the EVOQUE system became the first transcatheter therapy to receive U.S. FDA approval for the treatment of tricuspid regurgitation. This exciting development will give a wide range of U.S. patients access to a groundbreaking treatment option that not only has the potential to significantly improve their quality-of-life, but also shows favorable clinical trends in all-cause mortality, re-intervention, and heart failure hospitalizations. The EVOQUE system, PASCAL Precision, and SAPIEN M3 systems will provide best-in-class therapies to treat the broadest range of patients.

Fourth quarter TMTT sales were $56 million, driven by the accelerating adoption of the differentiated PASCAL Precision platform, activation of more centers across the U.S. and Europe, and overall growth of transcatheter edge-to-edge repair therapy. Full year global sales of $198 million increased more than 65 percent on a constant currency basis versus the prior year.
Edwards is reaching an inflection point with the only portfolio of approved catheter-based mitral and tricuspid technologies. The company remains committed to bringing its differentiated portfolio of therapies to patients with these life-threatening diseases and believes this strategy positions Edwards well for leadership.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $248 million, which grew 11 percent versus the prior year, or 10 percent on a constant currency basis. The growth was lifted by strong global adoption of Edwards’ premium RESILIA tissue technologies and overall procedural volumes. The company continues to see positive momentum with the RESILIA tissue portfolio globally with continued adoption for patients best treated surgically, including younger patients and those needing complex and concomitant procedures.
Critical Care sales were $250 million for the quarter, which grew 11 percent versus the prior year on both a reported and constant currency basis. Sales growth was driven by contributions from all product lines and major regions, led by the HemoSphere platform and Smart Recovery technology with strong adoption of Acumen IQ sensors equipped with the Hypotension Prediction Index algorithm.
Additional Financial Results
For the quarter, the adjusted gross profit margin was 76.8 percent, compared to 81.0 percent in the same period last year. This expected year-over-year reduction was driven by impacts from foreign exchange. Last year, Edwards’ gross profit margin was lifted by a significant impact from foreign exchange.
Selling, general and administrative expenses in the fourth quarter were $480 million, or 31.3 percent of sales, compared to $411 million in the prior year. This increase was driven by investments in transcatheter field-based personnel in support of the company’s growth strategy and patient activation initiatives.
Research and development expenses in the fourth quarter grew 16 percent over the prior year to $270 million, or 17.6 percent of sales. This increase was primarily the result of continued investments in transcatheter valve innovations, including increased clinical trial activity.
Free cash flow for the fourth quarter was $48 million, defined as cash flow from operating activities of $136 million, less capital spending of $88 million. Adjusted full year free cash flow was $943 million.
Cash, cash equivalents and short-term investments totaled $1.6 billion as of December 31, 2023. Total debt was approximately $600 million. During the fourth quarter, the company repurchased $444 million of stock through a combination of a pre-established trading plan and accelerated share repurchase programs. In total, the company repurchased $867 million of stock in 2023. Edwards currently has approximately $1 billion remaining under its current share repurchase authorization.
Outlook
The company is confident in the sales guidance it provided at the December 2023 investor conference for all product groups. In addition, as a result of the earlier than expected U.S. approval of EVOQUE, management now expects full year 2024 TMTT sales at the higher end of the previous $280 to $320 million guidance range. Full year 2024 sales are expected to grow 8 to 10 percent to $6.3 to $6.6 billion. Additionally, the company continues to expect full year 2024 adjusted earnings per share of $2.70 to $2.80.
For the first quarter of 2024, the company projects total sales to be between $1.53 and $1.61 billion, and adjusted EPS of $0.62 to $0.66.
About Edwards Lifesciences
Edwards Lifesciences is the global leader of patient-focused innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit www.edwards.com and follow us on Facebook, Instagram, LinkedIn, X and YouTube.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its fourth quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  The call will also be available live and archived on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “forecast,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Zovighian, first quarter and full year 2024 financial guidance, statements regarding the international adoption of TAVR, statements regarding transforming patient treatment, approvals, clinical outcomes, adoption, and the information in the Outlook section. No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control. The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with the spin-off of our Critical Care product group; our ability to develop new products and avoid manufacturing and quality issues; challenges related to clinical trial or commercial results or new product approvals and therapy adoption; the impact of domestic and global economic conditions; competitive dynamics; our reliance on vendors, suppliers, and other third parties; damage, failure, or interruption of our information technology systems; the impact of public health crises; consolidation in the healthcare industry; our ability to protect our intellectual property; our compliance with applicable regulations; our exposure to product liability claims; use of our products in unapproved circumstances; changes to reimbursement for the company's products; the impact of currency exchange rates; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; changes to tax laws; unexpected impacts or expenses of litigation or internal or government investigations; and other risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2022, and its other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, Acumen, Acumen IQ, EVOQUE, HemoSphere, Hypotension Prediction Index, PASCAL, PASCAL Precision, PROGRESS, RESILIA, SAPIEN, SAPIEN M3, SAPIEN 3, SAPIEN 3 Ultra, and SAPIEN 3 Ultra RESILIA are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners.

[1] “Adjusted” amounts are non-GAAP items. “Underlying” and “constant currency” growth rates in this press release exclude foreign exchange fluctuations. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release also excludes an intellectual property agreement and litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, one-time costs related to the planned spin-off of Critical Care, a significant program discontinuation, and the impact from a tax law change. See “Non-GAAP Financial Information” and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net sales	$1,534.1	$1,348.3	$6,004.8	$5,382.4
Cost of sales	356.9	257.9	1,379.8	1,080.4

Gross profit	1,177.2	1,090.4	4,625.0	4,302.0

Selling, general, and administrative expenses	480.0	411.0	1,824.6	1,567.6
Research and development expenses	270.0	232.2	1,071.8	945.2
Intellectual property agreement and litigation expense	9.9	5.0	203.5	15.8
Change in fair value of contingent consideration liabilities	—	0.5	(26.2)	(35.8)
Special charges	17.2	(6.1)	17.2	60.7

Operating income	400.1	447.8	1,534.1	1,748.5

Interest income, net	(16.8)	(7.9)	(49.6)	(16.3)
Other income, net	(4.8)	(3.6)	(14.4)	(2.6)

Income before provision for income taxes	421.7	459.3	1,598.1	1,767.4

Provision for income taxes	52.0	60.9	198.7	245.5

Net income	369.7	398.4	$1,399.4	$1,521.9

Net loss attributable to noncontrolling interest)	(0.2)	—	(3.0)	—

Net income attributable to Edwards Lifesciences Corporation	$369.9	$398.4	$1,402.4	$1,521.9

Earnings per share:
Basic	$0.61	$0.65	$2.31	$2.46
Diluted	$0.61	$0.65	$2.30	$2.44

Weighted-average common shares outstanding:
Basic	605.2	612.9	606.7	619.0
Diluted	606.9	616.2	609.4	624.2

Operating statistics
As a percentage of net sales:
Gross profit	76.7%	80.9%	77.0%	79.9%
Selling, general, and administrative expenses	31.3%	30.5%	30.4%	29.1%
Research and development expenses	17.6%	17.2%	17.8%	17.6%
Operating income	26.1%	33.2%	25.5%	32.5%
Income before provision for income taxes	27.5%	34.1%	26.6%	32.8%
Net income	24.1%	29.5%	23.3%	28.3%

Effective tax rate	12.3%	13.3%	12.4%	13.9%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$1,144.0	$769.0
Short-term investments	500.5	446.3
Accounts receivables, net	775.1	643.0
Other receivables	61.8	56.1
Inventories	1,168.2	875.5
Prepaid expenses	146.8	110.0
Other current assets	239.3	195.9
Total current assets	4,035.7	3,095.8
Long-term investments	583.9	1,239.0
Property, plant, and equipment, net	1,749.4	1,632.8
Operating lease right-of-use assets	94.0	92.3
Goodwill	1,253.5	1,164.3
Other intangible assets, net	428.4	285.2
Deferred income taxes	754.6	484.0
Other assets	463.7	299.1
Total assets	$9,363.2	$8,292.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,170.5	$996.9
Operating lease liabilities	24.9	25.5
Total current liabilities	1,195.4	1,022.4
Long-term debt	597.0	596.3
Contingent consideration liabilities	—	26.2
Taxes payable	80.6	143.4
Operating lease liabilities	73.0	69.5
Uncertain tax positions	339.3	267.5
Litigation agreement accrual	94.2	143.0
Other liabilities	264.3	217.5
Total liabilities	2,643.8	2,485.8
Stockholders’ equity
Common stock	650.5	646.3
Additional paid-in capital	2,274.4	1,969.3
Retained earnings	8,992.4	7,590.0
Accumulated other comprehensive loss	(242.8)	(254.9)
Treasury stock, at cost	(5,024.5)	(4,144.0)
Total Edwards Lifesciences Corporation stockholders’ equity	6,650.0	5,806.7
Noncontrolling interest	69.4	—
Total equity	6,719.4	5,806.7
Total liabilities and equity	$9,363.2	$8,292.5

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the terms "adjusted" and “underlying" when referring to non-GAAP sales and sales growth information, respectively, which excludes currency exchange rate fluctuations. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, intellectual property agreements, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, one-time costs related to the planned spin-off of Critical Care, a significant program discontinuation, and the impact from tax law changes.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in currency exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of the fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis, as adjusted, for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $6.5 million and $7.1 million in the first quarter of 2023 and 2022, respectively, $8.9 million and $6.1 million in the second quarter of 2023 and 2022, respectively, expense of $2.2 million and income of $2.4 million in the third quarter of 2023 and 2022, and expenses of $9.9 million and $5.0 million in the fourth quarter of 2023 and 2022, respectively.

Change in Fair Value of Contingent Consideration Liabilities - The Company recorded expense of $0.7 million and a gain of $2.9 million in the first quarter of 2023 and 2022, respectively, gains of $26.9 million and $20.9 million in the second quarter of 2023 and 2022, respectively, a gain of $12.5 million in the third quarter of 2022, and an expense of $0.5 million in the fourth quarter of 2022 related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology and patents in the amount of $1.5 million and $1.7 million in the first quarter of 2023 and 2022, respectively, $1.3 million and $1.2 million in the second quarter of 2023 and 2022, respectively, $1.2 million and $1.5 million in the third quarter of 2023 and 2022, and $1.2 million and $1.3 million in the fourth quarter of 2023 and 2022, respectively.

Intellectual Property Agreement - The Company recorded a $37.0 million and a $139.0 million charge in the first and second quarter of 2023, respectively, related to an Intellectual Property Agreement with Medtronic, Inc. for a 15-year covenant not to sue.

Spin-off of Critical Care - The Company recorded a $17.2 million charge in the fourth quarter of 2023 related to one-time costs incurred for consulting, legal, tax, and other professional advisory services associated with its planned spin-off of Critical Care.

Program Discontinuation - The Company recorded a $68.4 million charge in the third quarter of 2022 as a result of its decision to exit its HARPOON surgical mitral repair system program. The charge primarily related to the impairment of intangible assets.associated with the technology and other related exit costs. In the fourth quarter of 2022, the Company recorded a $6.1 million gain due to a reduction in the estimated exit costs.

Provision for Income Taxes - During the third quarter of 2023, the Company recorded a $23.2 million tax gain related to the suspension of certain United States tax regulations surrounding foreign tax credits.

The income tax impacts of the expenses and gains discussed above are based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to the expenses and gains above, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

Adjusted Free Cash Flow - The Company defines free cash flow as cash flows from operating activities less capital expenditures. During 2023, the Company excluded from its calculation a material payment related to the Intellectual Property Agreement.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended December 31, 2023
	Net Sales	Gross Profit Margin	Operating Income	Net Income Attributable to Edwards Lifesciences Corporation	Diluted EPS	Effective Tax Rate
GAAP	$1,534.1	76.7%	$400.1	$369.9	$0.61	12.3%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses	—	—	9.9	7.1	0.01	0.4
Amortization of intangible assets	—	0.1	1.2	0.8	—	0.1
Spin-off of Critical Care	—	—	17.2	17.2	0.03	(0.4)
Prior period ongoing tax impacts	—	—	—	(4.9)	(0.01)	1.0
Adjusted	$1,534.1	76.8%	$428.4	$390.1	$0.64	13.4%

	Three Months Ended December 31, 2022
	Net Sales	Gross Profit Margin	Operating Income	Net Income Attributable to Edwards Lifesciences Corporation	Diluted EPS	Effective Tax Rate
GAAP	$1,348.3	80.9%	$447.8	$398.4	$0.65	13.3%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses	—	—	5.0	3.5	0.01	0.2
Change in fair value of contingent consideration liabilities	—	—	0.5	0.5	(0.01)	(0.1)
Amortization of intangible assets	—	0.1	1.3	1.0	—	—
Program discontinuation	—	—	(6.1)	(6.3)	(0.01)	0.2
Prior period ongoing tax impacts	—	—	—	(1.5)	—	0.4
Adjusted	$1,348.3	81.0%	$448.5	$395.6	$0.64	14.0%

	Twelve Months Ended December 31, 2023
	Net Sales	Gross Profit Margin	Operating Income	Net Income Attributable to Edwards Lifesciences Corporation	Diluted EPS	Effective Tax Rate
GAAP	$6,004.8	77.0%	$1,534.1	$1,402.4	$2.30	12.4%
Non-GAAP adjustments: (A) (B)
Intellectual property agreement	—	—	176.0	134.9	0.22	1.0
Intellectual property litigation expenses	—	—	27.5	20.7	0.03	0.2
Change in fair value of contingent consideration liabilities	—	—	(26.2)	(25.2)	(0.04)	0.1
Amortization of intangible assets	—	0.1	5.2	4.1	0.01	0.1
Spin-off of Critical Care	—	—	17.2	17.2	0.03	(0.1)
Foreign tax credit suspension	—	—	—	(23.2)	(0.04)	1.3
Adjusted	$6,004.8	77.1%	$1,733.8	$1,530.9	$2.51	15.0%

	Twelve Months Ended December 31, 2022
	Net Sales	Gross Profit Margin	Operating Income	Net Income Attributable to Edwards Lifesciences Corporation	Diluted EPS	Effective Tax Rate
GAAP	$5,382.4	79.9%	$1,748.5	$1,521.9	$2.44	13.9%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses	—	—	15.8	11.9	0.03	0.1
Change in fair value of contingent consideration liabilities	—	—	(35.8)	(35.0)	(0.06)	0.2
Amortization of intangible assets	—	0.1	5.7	4.8	—	—
Program discontinuation	—	0.1	62.3	47.0	0.07	0.4
Adjusted	$5,382.4	80.1%	$1,796.5	$1,550.6	$2.48	14.6%

(A)See description of non-GAAP adjustments under "Non-GAAP Financial Information."
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.

RECONCILIATION OF GAAP OPERATING CASH FLOW TO ADJUSTED FREE CASH FLOW

	December 31,
	2023	2022
Net cash provided by operating activities	$895.8	$1,218.2
Capital expenditures	(253.0)	(244.6)
Intellectual property agreement	300.0	—
Adjusted Free Cash Flow (A)	942.8	973.6

(A)See description of "Adjusted Free Cash Flow" under "Non-GAAP Financial Information."

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2022 Adjusted
Sales by Product Group (QTD)	4Q 2023	4Q 2022	Change	GAAP Growth Rate*	FX Impact	4Q 2022 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$979.4	$867.7	$111.7	12.9%	$5.8	$873.5	12.1%
Transcatheter Mitral and Tricuspid Therapies	56.0	31.5	24.5	77.6%	1.3	32.8	71.1%
Surgical Structural Heart	248.2	224.1	24.1	10.8%	1.7	225.8	9.9%
Critical Care	250.5	225.0	25.5	11.3%	0.5	225.5	11.0%
Total	$1,534.1	$1,348.3	$185.8	13.8%	$9.3	$1,357.6	13.0%

					2022 Adjusted
Sales by Product Group (YTD)	YTD 4Q 2023	YTD 4Q 2022	Change	GAAP Growth Rate*	FX Impact	YTD 4Q 2022 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$3,879.8	$3,518.2	$361.6	10.3%	$(11.3)	$3,506.9	10.6%
Transcatheter Mitral and Tricuspid Therapies	197.6	116.1	81.5	70.1%	2.4	118.5	66.8%
Surgical Structural Heart	999.3	893.1	106.2	11.9%	(6.4)	886.7	12.7%
Critical Care	928.1	855.0	73.1	8.5%	(10.3)	844.7	9.9%
Total	$6,004.8	$5,382.4	$622.4	11.6%	$(25.6)	$5,356.8	12.1%

					2022 Adjusted
Sales by Region (QTD)	4Q 2023	4Q 2022	Change	GAAP Growth Rate*	FX Impact	4Q 2022 Adjusted Sales	Underlying Growth Rate *
United States	$894.4	$795.5	$98.9	12.4%	$—	$795.5	12.4%
Europe	344.9	290.8	54.1	18.7%	14.4	305.2	13.0%
Japan	112.0	111.1	0.9	0.7%	(6.6)	104.5	6.8%
Rest of World	182.8	150.9	31.9	21.0%	1.5	152.4	19.9%
Outside of the United States	639.7	552.8	86.9	15.7%	9.3	562.1	13.7%
Total	$1,534.1	$1,348.3	$185.8	13.8%	$9.3	$1,357.6	13.0%

					2022 Adjusted
Sales by Region (YTD)	YTD 4Q 2023	YTD 4Q 2022	Change	GAAP Growth Rate*	FX Impact	YTD 4Q 2022 Adjusted Sales	Underlying Growth Rate *
United States	$3,508.7	$3,132.6	$376.1	12.0%	$—	$3,132.6	12.0%
Europe	1,334.5	1,174.8	159.7	13.6%	23.0	1,197.8	11.4%
Japan	452.4	473.6	(21.2)	(4.5)%	(34.0)	439.6	2.9%
Rest of World	709.2	601.4	107.8	17.9%	(14.6)	586.8	20.9%
Outside of the United States	2,496.1	2,249.8	246.3	10.9%	(25.6)	2,224.2	12.3%
Total	$6,004.8	$5,382.4	$622.4	11.6%	$(25.6)	$5,356.8	12.1%

* Numbers may not calculate due to rounding.